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Exhibit 10.17

MERGERS & ACQUISITION AGREEMENT

April 20, 2001

Mr. Thomas P. McClain
Chairman & President
Information Services Extended
6301 NW 5th Way, Suite 4000
Fort Lauderdale, FL 33309

Dear Mr. McClain:

        You have agreed that, as of March 28, 2001, Spencer Trask Ventures, Inc. ("Spencer Trask") has been engaged to act as a finder or financial consultant for you in various transactions in which Information Services Extended ("ISx" or the "Company") may be involved, which transactions may include the following: a merger or purchase of some or all of the stock or assets of the Company; an investment in the securities of a loan to the Company; or a licensing agreement, joint venture, distribution agreement or product purchase arrangement (singularly and in combination, a "Transaction"). The Company hereby agrees to pay an initial fee to Spencer Trask of $150,000 for its initial and on-going consulting service and to reimburse Spencer Trask for all expenses it incurs on behalf of the Company, said fee and expenses to be accrued and paid upon closing of a Transaction. Further, the Company hereby agrees that in the event it designates Spencer Trask to engage directly with another entity or party it identifies or Spencer Trask shall directly or indirectly introduce the Company to another party or entity at any time during the five-year period commencing on the date of this letter agreement and a Transaction of the nature described above between any such entities or parties and the Company is consummated (a "Consummated Transaction"), then the Company shall pay to Spencer Trask a fee as follows:

  (a)
  7% of the first $1,000,000 of the consideration paid in such transaction;

  (b)
  6% of the next $1,000,000 of the consideration paid in such transaction;

  (c)
  5% of the next $1,000,000 of the consideration paid in such transaction;

  (d)
  4% of the next $1,000,000 of the consideration paid in such transaction;

  (e)
  3% of the next $1,000,000 of the consideration paid in such transaction;

  (f)
  2 1/2% of any consideration paid in such transaction in excess of $9,000,000.

        "Consideration paid in such transaction" for purposes of this agreement shall mean the value of a) all consideration, including proceeds of investments and loans, paid to the Company and/or the stockholders of the Company in connection with a Transaction, including cash, securities or other consideration exchanged or paid at closing; assumption of debt; and any deferred payments including without limitation notes, contingent payments, license fees or royalty payments; and b) the aggregate amount of any investment made by the Company and a Target in a joint venture. Payment of the applicable fee set forth above will be made at the closing of the related Transaction. The fee shall be payable in cash and any consideration other than cash which is paid in the Consummated Transaction shall be valued at its fair market value.

        In the event a Consummated Transaction is in the form of a licensing agreement, joint venture, distribution agreement or product purchase arrangement, Spencer Trask will be entitled to receive additional compensation for a period of nine years for its efforts in the consummation of the relationship. Such additional compensation will be computed for each calendar year as two percent (2%) of the revenues received or attributable to the Company, and will be paid to Spencer Trask every three months, along with appropriate supporting documents, for a maximum period of nine years from the date of commencement of the business arrangement. Revenues attributable to the Company will be based upon the Company's percentage ownership in a joint venture or similar business arrangement; for example, if the Company has a 50% interest in a joint venture and total revenue for the joint venture is $100 million, then the Company's revenues would be defined as $50 million. Revenues attributed to the Company's share of a business arrangement will be considered as Company revenues regardless of whether the monies are retained in the business arrangement or remitted to the Company.

        In the event that, for any reason, the Company shall fail to pay to Spencer Trask all or any portion of the fees and/or additional compensation payable hereunder when due, interest shall accrue and be payable on the unpaid cash balance due hereunder from the date when first due through and including the date when actually collected by Spencer Trask, at a rate equal to four percent above the prime rate of Citibank, N.A., in New York, computed on a daily basis and adjusted as announced from time to time. In addition, the Company will pay all of Spencer Trask's reasonable legal fees and expenses in connection with collection of said fees and/or additional compensation.

        Notwithstanding anything herein to contrary, if the Company shall, within the two-year period following the termination of the five-year period provided above, conclude a Consummated Transaction with any party introduced by Spencer Trask to the Company prior to the termination of said five-year period, the Company shall pay Spencer Trask the fees and/or additional compensation determined above.

        The parties hereto acknowledge that this letter agreement supersedes and replaces that certain letter agreement between the Company and Spencer Trask Intellectual Capital Company LLC dated March 28, 2001 which is hereby deemed to be null and void and no longer in effect. The Company represents and warrants to Spencer Trask that Spencer Trask's engagement hereunder has been duly authorized and approved by the Board of Directors of the Company.

Sincerely yours,
Spencer Trask Ventures, Inc.
By:	/s/ WILLIAM P. DIOGUARDI William P. Dioguardi President
Agreed and Accepted:
This 20th day of April, 2001
Information Services Extended, Inc.		Spencer Trask Intellectual Capital Company, LLC
By:	/s/ THOMAS P. MCCLAIN Thomas P. McClain Chairman and President	By:	/s/ THOMAS P. MCCLAIN Thomas P. McClain, Member

Spencer Trask Ventures, Inc.
535 Madison Avenue, 18th Floor
New York, New York 10022

April 14, 2005

Information Services Extended, Inc.
6301 Northwest Fifth Way, Suite 4000
Fort Lauderdale, Florida 33309-6186
Attn: Mr. Edgar Downs
         President and Chief Executive Officer

Aptas, Inc.
1517 Blake Street, Suite 200
Denver, Colorado 80202
Attn: Mr. Perry Evans
         President and Chief Executive Officer

Gentlemen:

        The undersigned, Spencer Trask Ventures, Inc. ("Ventures"), is a related party to Spencer Trask Intellectual Capital Company LLC ("STIC"). STIC is entering into a Stock Purchase Agreement, dated as of April 14, 2005 (the "SPA"), by and among Aptas, Inc. ("Aptas"), STIC and International Business Machines Corporation. As a result of the transactions contemplated by the SPA (the "Transaction"), Information Services Extended, Inc. ("ISx") will become a wholly-owned subsidiary of Aptas. In consideration of the benefits to be derived by the undersigned from the consummation of the transactions contemplated by the SPA, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

  Each of the undersigned parties hereby agrees that the fee payable to Ventures upon the consummation of the Transaction pursuant to that certain Mergers & Acquisition Agreement, dated April 20, 2001, between ISx and Ventures (the "M&A Agreement"), shall (a) be payable only upon the termination, without exercise, of the right of rescission of Aptas set forth in the Rescission Agreement executed in connection with the Transaction (the "Rescission Right"), as the same may be amended from time to time, and (b) shall equal $1,050,000. In the event that Aptas exercises the Rescission Right, Aptas (and its affiliates and subsidiaries, excluding ISx) shall have no obligation under the M&A Agreement as a result of the Transaction or otherwise. Ventures hereby releases any claim with respect to any amounts in excess of $1,050,000 relating to the M&A Agreement.

        If the foregoing terms are acceptable to you, please indicate your acceptance thereof in the space provided below.

Very truly yours,
Spencer Trask Ventures, Inc.
William P. Dioguardi President
Agreed to and accepted this day of April, 2005
INFORMATION SERVICES EXTENDED, INC.
By:	/s/ EDGAR DOWNS Name: Edgar Downs Title: President and Chief Executive Officer
APTAS, INC.
By:	/s/ PERRY EVANS Name: Perry Evans Title: President and Chief Executive Officer
Spencer Trask Intellectual Capital Company LLC
By:	/s/ KEVIN KIMBERLIN Name: Kevin Kimberlin Title: Non-Member Manager

Spencer Trask Ventures, Inc.
535 Madison Avenue, 18th Floor
New York, New York 10022

December 30, 2005

Information Services Extended, Inc.
6301 Northwest Fifth Way, Suite 4000
Fort Lauderdale, Florida 33309-6186
Attn: Chief Executive Officer

Local Matters, Inc.
1221 Auraria Parkway
Denver, Colorado 80204
Attn: Mr. Perry Evans
    President and Chief Executive Officer

Ladies and Gentlemen:

        The undersigned, Spencer Trask Ventures, Inc. ("Ventures"), is a related party to Spencer Trask Intellectual Capital Company LLC ("STIC"). On April 14, 2005, in connection with the acquisition by Local Matters, Inc. (f/k/a Aptas, Inc.) ("LMI") of all the issued and outstanding shares of capital stock of Information Services Extended, Inc. ("ISx") (the "Transaction"), Ventures delivered to ISx, LMI, and STIC a letter agreement (the "Amended M&A Agreement") amending that certain Mergers & Acquisition Agreement, dated April 20, 2001, by and between ISx and Ventures (the "M&A Agreement"). On or around December 20, 2005, LMI exercised its right to rescind the Transaction pursuant to Section 1.2 of that certain Rescission Agreement, entered into by and among LMI, STIC, and International Business Machines Corporation on April 14, 2005 (the "Rescission Agreement"), by delivering notice to STIC of its intent to rescind the Transaction ("Notice of Rescission"). On or around December 28, 2005, LMI agreed to rescind the Notice of Rescission.

        In consideration of the benefits to be derived by the undersigned from the rescission of the Notice of Rescission, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

  Each of the undersigned parties hereby agrees that the fee in the amount of $1,050,000 payable to Ventures pursuant to the Amended M&A Agreement shall be paid in full by, and Ventures hereby accepts as payment in full, the issuance of 200,000 shares of Series 1 Preferred Stock of Local Matters, Inc. (formerly known as Aptas, Inc.) ("Local Matters"). Such shares shall be issued to STIC or, subject to compliance with applicable securities laws, to STIC's designees. The issuance of such shares shall be made as soon as reasonably practicable following the date hereof, and in no event later than January 30, 2006. Ventures hereby releases any claim with respect to the M&A Agreement and the Amended M&A Agreement relating to any amounts in excess of 200,000 shares of Series 1 Preferred Stock of Local Matters.

[Remainder of Page Intentionally Left Blank]

        If the foregoing terms are acceptable to you, please indicate your acceptance thereof in the space provided below.

Very truly yours,
Spencer Trask Ventures, Inc.
/s/ WILLIAM P. DIOGUARDI William P. Dioguardi President
Agreed to and accepted this day of December, 2005
INFORMATION SERVICES EXTENDED, INC.
By:	/s/ ERNEST J. SAMPIAS Name: Ernest J. Sampias Title: Treasurer
LOCAL MATTERS, INC.
By:	/s/ PERRY EVANS Name: Perry Evans Title: President and Chief Executive Officer
Spencer Trask Intellectual Capital Company LLC
By:	/s/ BRUNO LERER Name: Bruno Lerer

[Second Amended M&A Letter]

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MERGERS & ACQUISITION AGREEMENT